EXHIBIT 10.1
MANAGEMENT AGREEMENT
THIS MANAGEMENT AGREEMENT (“Agreement”) is made as of the 5th day of February, 2014, by and between Watermark Retirement Communities, Inc., an Arizona corporation (“Manager”), and Watermark Parkview, LLC, a Delaware limited liability company (“Owner”).
WHEREAS, Owner is the lessee under that certain Operating Lease, dated as of the date hereof, by and between Watermark Parkview Owner, LLC, a Delaware limited liability company, as lessor (“Lessor”), and Owner with respect to certain real and personal property located at 7450 Stonebrook Parkway, Frisco, Collin County, Texas, and the buildings and improvements thereon utilized as a senior housing community, known as Parkview Frisco (the “Community”);
WHEREAS, Manager is qualified in the supervision, operation and management of senior housing communities and desires to act as Owner’s independent consultant and contractor to operate and manage the Community and perform certain other related functions; and
WHEREAS, Owner desires to have Manager manage the Community and Manager is willing to perform such services for the account of Owner on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS

1.1	Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings assigned to them herein:

a)	Accounting Period shall mean each month.

b)
Affiliate shall mean, when used with reference to a specified Person, (a) any member, partner, shareholder, director, officer or employee of such Person, or (b) any Person that, directly or indirectly, Controls, is Controlled by or is under common Control with the specified Person.

c)	Agreement shall have the meaning described in the Introductory Paragraph.

d)	Agreement Termination Fee shall have the meaning described in Section 4.1(b).

e)	Annual Financial Statement shall have the meaning described in Section 8.2(c).

f)	Authorized Expenditures shall have the meaning described in Section 6.2.

g)	Capital Expenditures Budget shall have the meaning described in Section 7.1(c).

h)	Cash Flow Budget shall have the meaning described in Section 7.1(b).

i)	Claims shall have the meaning described in Section 2.2(a).

j)
Code shall mean the Internal Revenue Code of 1986, as in effect and hereafter amended, and, unless the context otherwise requires, applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

k)	Community shall have the meaning described in the Introductory Paragraph.

l)	Community Employees shall have the meaning described in Section 5.3(a).

m)
Consumable Supplies shall mean office supplies, cleaning supplies, uniforms, laundry and valet supplies, engineering supplies, soap, toilet tissues and such other supplies as are consumed customarily on a daily basis in the operation of the Community, together with food and beverages that are to be served or offered for sale to residents of the Community and to the public.

n)
Control, Controls and Controlled by shall mean the ability, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise (including by being the general partner, officer or director of the Person in question), to direct or cause the direction of the management and policies of a Person.

o)	Default Rate shall have the meaning described in Section 2.3(b).

p)
Disability means, with respect to any Person, any condition that will prevent or materially hinder such Person from discharging his duties on behalf of the Manager for any period of forty-five (45) consecutive days or a total of one hundred-twenty (120) days in any six (6) month period or is adjudicated mentally incompetent by a court.

q)	Effective Date shall mean the date hereof.

r)	Eligible Independent Contractor shall mean a management company that meets all of the following requirements:

i)	The management company does not own, directly or indirectly, more than nine and nine-tenths percent (9.9%) of the equity interests in the NorthStar REIT;

ii)
If the management company is a corporation (within the meaning of the Code), no more than nine and nine-tenths percent (9.9%) of the total combined voting power of such management company’s outstanding stock (or nine and nine-tenths percent (9.9%) of the total shares of all classes of the outstanding stock) or, if it is not a corporation, no more than nine and nine-tenths percent (9.9%) of the ownership interest in its assets or profits is owned directly or indirectly, by one or more Persons owning nine and nine-tenths percent (9.9%) or more of the equity interests of the NorthStar REIT;

iii)
None of the NorthStar REIT (nor any of its Affiliates), Owner Parent, Watermark Aqua Owner, LLC, or Owner derive any income from the management company. For this purpose, the NorthStar REIT (or any of its Affiliates), Owner Parent, Watermark Aqua Owner, LLC, or Owner will be treated as deriving income from the management company if the NorthStar REIT (or any of its Affiliates), Owner Parent, Watermark Aqua Owner, LLC, or Owner leases property to the management company (or an Affiliate of the management company), unless the lease is to an Affiliate of the management company that is a separate legal entity for state law purposes and federal income tax purposes from the management company and that is not a direct or indirect subsidiary of the management company, such Affiliate maintains its own bank accounts and books and records, and such Affiliate has its own employees under its separate control;

iv)
At all times, the management company (or any “related persons” within the meaning of Section 856(d)(9)(F) of the Code) is actively engaged in the trade or business of operating “qualified health care properties” within the meaning of Section 856(e)(6)(D)(i) of the Code for any Person who is not a “related persons” within the meaning of Section 856(d)(9)(F) of the Code with respect to the NorthStar REIT (or any of its Affiliates), Owner Parent, Watermark Aqua Owner, LLC, or Owner (an “Unrelated Person”). For purposes of determining whether the requirement of this paragraph (iv) has been met, a management company shall be treated as being actively engaged in such a trade or business if the management company (A) maintains at least three (3) management contracts (and has a continuing obligation to actively pursue replacement contracts if necessary) to manage three separate “qualified health care properties” within the meaning of 856(e)(6)(D)(i) of the Code for Unrelated Persons, and (B) complies with any regulations or other administrative guidance under Section 856(d)(9) of the Code that provides a “safe harbor” rule with respect to the amount of health care facility management business with Unrelated Persons that is necessary to qualify as an “eligible independent contractor” within the meaning of such Code section.

s)
Emergency Expenses means any expense which is necessary to (a) prevent an immediate threat to the health, safety or welfare of any resident or other person in the immediate vicinity of the Community, (b) prevent immediate damage or loss to the Community, (c) avoid the suspension of essential services to, or essential licenses at, a Community, or (d) avoid criminal or civil liability on the part of Owner or Manager with respect to activities at the Community or pursuant to this Agreement or the Owner Parent Operating Agreement.

t)
Entry Fee shall mean and refer to all deposits of whatsoever nature or kind paid by residents including but not limited to security deposits, damage deposits and entry fees paid by residents for the use and occupancy of the Community.

u)
Equipment Leases shall mean any leases or rental agreements for Operating Equipment or Furniture, Furnishings and Equipment used in the Community, or any modifications or renewals thereof, presently existing or made subsequent to the date of this Agreement.

v)	Federal Privacy Regulations shall have the meaning described in Section 5.19.

w)	Federal Security Regulations shall have the meaning described in Section 5.19.

x)
Fiscal Year shall mean each January through December during the Operating Term of this Agreement, except that the first Fiscal Year shall be the period commencing on the Effective Date and ending on December 31. The words “full Fiscal Year” shall mean any Fiscal Year containing not fewer than 365 days. A partial Fiscal Year after the end of the last full Fiscal Year and ending with the expiration or earlier termination of the Operating Term shall constitute a separate Fiscal Year.

y)	Force Majeure shall have the meaning described in Section 12.15.

z)
Furniture, Furnishings and Equipment (“FF&E”) shall mean furniture and furnishings of public areas and rooms, office furniture and equipment, signs, carpets, televisions, computers and other electrical and electronic equipment, any vehicles and such other furnishings and equipment (other than Operating Equipment) as are used in the operation of the Community.

aa)
Gross Revenues for the Community shall mean the total of all rents, revenues, income and receipts (less any discounts) of every kind derived directly or indirectly from the operation of the Community and all departments and parts thereof, including, without limitation, income (from cash and credit transactions before commissions) from the rental of rooms and apartments, amortization of resident entry fees in accordance with generally accepted accounting practices, termination fees, service charges, and proceeds, if any, from business interruption or other loss of income insurance. Gross Revenues for the Community shall not include, as applicable (i) the proceeds of sales or dispositions of capital assets used in the operation of such Community or sales or dispositions of investment assets, notes or loans receivable; (ii) donations or grants; (iii) refunds, rebates, refinancing and sale and insurance proceeds (except business interruption insurance as described above); (iv) fee simple sales; (v) condominium sales; (vi) payments received as interest or principal on notes or loans receivable; (vii) condemnation awards or (viii) resident security deposits.

bb)	HIPAA shall have the meaning described in Section 5.19.

cc)	Home Office Reimbursables shall have the meaning described in Section 5.13.

dd)	Key Person shall mean each of David Freshwater and David Barnes.

ee)
Key Person Event shall mean the failure of at least one Key Person to do both of the following: (A) remain actively engaged in the executive management of Manager and (B) devote a sufficient amount of his time to the operations of the Community.

ff)	Lender shall mean CBRE CAPITAL MARKETS, INC., a Texas corporation and its successors and assigns.

gg)	Lessor shall have the meaning described in the Introductory Paragraph.

hh)	Loan shall mean, individually and collectively, the loan made by Lender, and the corresponding loan documents entered into by Lessor, Owner and Lender.

ii)	Management Fee shall have the meaning described in Section 2.3(a).

jj)	Manager Liability Claims shall have the meaning described in Section 2.2(a).

kk)	Marketing Plan shall have the meaning described in Section 7.1(d).

ll)	Material Breach shall mean a breach of this Agreement by Manager pursuant to Subsections 4.1(d)(i), 4.1(d)(iii), 4.1(d)(iv) or 4.1(d)(ix).

mm)	Material License shall have the meaning described in Section 4.1(d)(v).

nn)	Material License Event shall have the meaning described in Section 4.1(d)(vi).

oo)
Miscellaneous Contracts shall mean any contract or commitment or outstanding bid or proposal, whether oral or written, relating to the operation or ownership of the Community, or any modification or renewal thereof, whether presently existing or made subsequent to the date of this Agreement by Owner or by Manager pursuant to this Agreement. Miscellaneous Contracts shall include, without limitation, all service contracts, employment contracts and union contracts, but shall not include mortgages and Equipment Leases.

pp)	Monthly Operating Statements shall have the meaning described in Section 8.2(a).

qq)	Net Operating Income shall mean Gross Revenues less Operating Expenses.

rr)
Non-Discretionary Expenses means payments made to third parties on account of (a) Emergency Expenses; or (b) other non-discretionary expenditures such as real estate taxes, insurance premiums, utility charges, and other third-party non-discretionary expenses of a similar nature if the failure to pay the same would result in a default under a Loan, the suspension of any essential service or license relating to the Community or any other material and adverse effect on the Community.

ss)	NorthStar Member shall mean Aqua Operations NT-HCI, LLC, a Delaware limited liability company.

tt)	NorthStar REIT shall mean NorthStar Healthcare Income, Inc., a Maryland corporation.

uu)	Notice Period shall have the meaning described in Section 4.1(b).

vv)
Operating Account shall mean a checking account for the Community established at a federally insured financial institution selected from time to time by Manager which shall be separate and apart from any of Manager’s or Owner’s other accounts. Manager shall not be held liable in the event of bankruptcy or failure of a depository institution. The Operating Account shall be established in accordance with requirements of the Loan, if any.

ww)	Operating Budget shall have the meaning described in Section 7.1(a).

xx)	Operating Equipment shall mean chinaware, glassware, linens, silverware, utensils, and other items of a like or similar nature used in the operation of the Community.

yy)	Operating Expenses for the Community for any period shall include the following outlays, provided, in each case, that such outlay is in accordance with the approved Operating Plan then in effect:

i)
All wages and salaries of all Community Employees (exclusive of salaries paid to corporate executive personnel of Manager, but including such wages, salaries and other compensation chargeable to the Community pursuant to Section 5.13 hereof, but only to the extent so chargeable) employed by Manager in connection with the operation and management of the Community and all other payroll costs, fringe benefits, employer taxes and similar charges related to employment of such Community Employees;

ii)
All department and administrative and general expenses relating to the Community, including, without limitation, advertising and promotional expenses specific to the Community including the allocable portion of such costs billed to multiple seniors housing communities (it being agreed that any pro rata allocation of advertising and promotional expenses applicable to other senior housing communities or properties managed by Manager in addition to the Community shall require the consent of Owner but the portion allocable to the Community shall constitute Operating Expenses hereunder), and costs of heat, light, power and other utilities;

iii)
All costs and expenses of routine maintenance, repairs and minor alterations which are necessary to keep the Community in good operating condition and which, under generally accepted accounting principles, are expensed currently rather than capitalized;

iv)	All license fees and permits relating to the Community or the operation thereof;

v)	All amounts due under service contracts relating to the Community or operation thereof;

vi)
All costs and fees of technical consultants and operational experts for technical or specialized services rendered with respect to the Community (such as, for example, a property tax consultant or union consultant) and which, under generally accepted accounting principles, are expensed currently rather than capitalized;

vii)
All compensation and (without duplication of any other items listed in this definition) reimbursements paid to Manager under this Agreement with respect to its operation of the Community, including Section 5.13 hereof;

viii)
All costs and expenses of insurance specific to the Community (and not with respect to other senior housing communities or properties managed by Manager or Manager generally) as described in Section 11 and all local, state and federal taxes (exclusive of income taxes), including but not limited to real estate and personal property taxes, sales taxes, property assessments, service charges and other items included in a property tax billing;

ix)	All costs necessary to keep the Community in compliance with any state or federal licensing requirements; and

x)	All other costs and expenses incurred and capable of being properly listed as expenses on a complete and accurate profit and loss statement for the Community.

zz)	Operating Plan shall have the meaning described in Section 7.1.

[[)	Operating Term shall have the meaning described in Section 3.1.

aaa)	Owner shall have the meaning described in the Introductory Paragraph.

bbb)	Owner Parent shall mean Watermark Aqua Operator, LLC, a Delaware limited liability company, which is the direct or indirect owner of all of the membership interests in Owner.

ccc)	Owner Parent Operating Agreement shall mean that certain Limited Liability Company Agreement of Owner Parent, dated as of December 27, 2013, by and between the NorthStar Member and the TFG Member.

ddd)	Person shall mean any individual, corporation, association, partnership, limited liability company, joint venture, trust, estate or other entity or organization.

eee)	PHI shall have the meaning described in Section 5.19.

fff)	Quarterly Financial Statement shall have the meaning described in Section 8.2(b).

ggg)	Renewal Term shall have the meaning described in Section 3.1.

hhh)	Resident Refunds shall mean amounts due to residents after moving out of their apartments as specified in their residency agreements.

iii)	TFG Member shall mean Watermark Aqua Investments, LLC, a Delaware limited liability company.

jjj)	Working Capital shall have the meaning described in Section 6.4.
ARTICLE II
APPOINTMENT AND COMPENSATION OF MANAGER

2.1	Appointment of Manager.

a)
Owner hereby appoints and engages Manager, and Manager hereby accepts appointment by Owner on the terms and conditions hereinafter provided, to stabilize, maintain, operate, manage, supervise, rent and lease the Community on Owner’s behalf. The performance of all activities by Manager hereunder shall be as an independent contractor and not as an agent of Owner, except as otherwise specifically provided herein. With reference to any item in this Agreement, whenever written criteria are submitted to Manager from Owner, Manager shall use its best efforts to meet such criteria; however, if no written criteria are submitted to Manager, Manager shall carry out the policies and terms of this Agreement in a manner consistent with the highest standards of professional management applicable to the senior living industry.

b)
The parties to this Agreement understand and acknowledge that Manager is an affiliate of the TFG Member and the TFG Member is the current Administrative Member (as defined in the Owner Parent Operating Agreement) of Owner Parent. Manager acknowledges and agrees that, as an affiliate of the TFG Member, Manager has (and shall be deemed to have) knowledge of and familiarity with all of the terms and conditions of the Owner Parent Operating Agreement including, but not limited to (i) requirements under the Owner Parent Operating Agreement to obtain the consent or approval of the NorthStar Member for certain decisions as therein provided, (ii) the provisions of the Owner Parent Operating Agreement regarding removal of the TFG Member as the Administrative Member and the termination of this Agreement, and (iii) the provisions of the Owner Parent Operating Agreement regarding the exercise of rights and the enforcement of remedies of Owner under this Agreement by the NorthStar Member. Without limiting the foregoing or any other provisions of this Agreement limiting the right of Manager to act on behalf of Owner or otherwise take any action, Manager will not take or effectuate any NorthStar Approval Action (as defined in the Owner Parent Operating Agreement) without first obtaining the consent of the NorthStar Member in accordance with the Owner Parent Operating Agreement.

2.2	Indemnification.

a)
By Manager. Manager shall indemnify, defend and hold Owner (including the members and affiliates of Owner and the shareholders, directors, officers, employees and agents of Owner and such members and affiliates) harmless from and against any and all third party claims, damages, liabilities, costs and expenses (including, without limitation, experts’ and attorneys’ fees and expenses), actions proceedings, demands or suits of any kind (“Claims”) arising directly or indirectly from (i) the gross negligence, willful misconduct or fraud in managing and/or operating the Community, (ii) any claims of Community Employees at the Community if and to the extent such claims arise from Manager’s gross negligence, willful misconduct, fraud or Material Breach, or (iii) a Material Breach of this Agreement by Manager (collectively, “Manager Liability Claims”). For the avoidance of doubt, neither Claims resulting from environmental conditions at the Community (other than to the extent caused by the gross negligence, willful misconduct, criminal acts or fraud of Manager) nor Claims resulting from the actions or inactions of Community Employees at the Community (so long as neither the hiring nor supervision of such employees, in and of itself, constituted gross negligence, or fraud willful misconduct of Manager) shall be deemed to be Manager Liability Claims. All costs and expenses incurred by Manager under this Section 2.2(a) shall be born solely by Manager and shall not be treated as Authorized Expenditures.

b)
By Owner. Owner shall indemnify, defend and hold Manager harmless from and against any and all Claims arising directly or indirectly from the ownership, operation and management of the Community except to the extent that such Claims are Manager Liability Claims. All costs and expenses incurred by Owner under this Subsection 2.2(b) shall be Authorized Expenditures (as defined in Section 6.2).

c)	Survival. This Section 2.2 shall survive the termination of this Agreement.

2.3	Management Fee.

a)
Commencing on the Effective Date, Owner shall pay Manager a monthly management fee equal to Five Percent (5%) of Gross Revenue (prorated for partial months) (the “Management Fee”). The Manager acknowledges that the Management Fee (together with any other compensation to Manager set forth herein) adequately compensates it for the services it is to perform hereunder.

b)
An estimate of the Management Fee shall be due and payable on the first (1st) business day of the month in which such services are to be provided; provided, however, that the actual Management Fee shall thereafter be adjusted, from time to time, based upon the actual Gross Revenues billed during such month and reconciled against the estimated Management Fee previously paid to Manager for such month within twenty-five (25) days following conclusion of such month. Manager is hereby authorized and directed to withdraw and pay Manager for its services as provided for herein on the due dates thereof from the Operating Accounts.

c)	Owner shall also pay Manager a one-time fee of Fifteen Thousand Dollars ($15,000) to cover the Manager’s start-up and mobilization costs.

d)
Any dispute, claim or controversy arising out of or relating to this Section 2.3 shall be determined by binding arbitration in New York, New York before a sole arbitrator (who must be a current, former or retired federal district judge, or an experienced arbitrator who has been admitted to the practice of law for at least fifteen years, each with experience with large, complex real estate and retirement facility disputes). The parties hereto shall have twenty (20) days from receipt by respondent of notice of a dispute to agree on the identity of the arbitrator. If the parties cannot timely agree on the arbitrator, the arbitrator shall be appointed by the American Arbitration Association. The arbitrator shall render a decision within thirty (30) days of selection, and shall allocate all of the costs of arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

2.4	Eligible Independent Contractor.

a)	Manager hereby represents and warrants that, as of the Effective Date, Manager satisfies the requirements and conditions of being an Eligible Independent Contractor.

b)
Manager hereby covenants that, at all times during the Operating Term, it shall maintain its status as an Eligible Independent Contractor and shall not do, or omit to do, anything that would cause Manager to no longer meet the requirements of being an Eligible Independent Contractor.

c)
Within five (5) business days of Owner’s request, Manager shall deliver to Owner a certificate, executed by an executive officer of Manager, addressed to the NorthStar REIT and, and in the form attached hereto as Schedule E, confirming that either (i) Manager is, and has at all times from and after the date of this Agreement been, in compliance with the terms of this Section 2.4, (ii) Manager is in compliance with the terms of this Section 2.4 and has timely cured any past failure to comply with the terms of this Section 2.4, or (iii) Manager is using commercially reasonable efforts to cure any failure to comply with the terms of this Section 2.4.

d)
If there shall be an amendment or modification to Section 856(d)(9) of the Code after the date of this Agreement that adversely impacts Manager’s qualification as an Eligible Independent Contractor under the Code, Manager shall cooperate reasonably with Owner, the NorthStar REIT and their respective Affiliates and shall exercise reasonable efforts to effectuate solutions or “workarounds” to address any REIT qualification concerns under the Code of the NorthStar REIT and its Affiliates arising out of any such amendment or modification; provided that (i) to the extent reasonably practicable, any such changes shall be structured so as to not have any negative impact on Manager in any material respect, and (ii) Owner shall bear one hundred percent (100%) of the cost (including legal fees for Manager) in connection with the negotiation and documentation of any such amendments or modifications.

e)
Manager shall notify Owner within five (5) business days of any matter, event, transaction or other circumstance that, to Manager’s knowledge, could reasonably be expected to (i) violate the terms of this Section 2.4 and (ii) jeopardize or threaten the qualification or status or legal compliance with any government regulations relating to the operation or qualification as a real estate investment trust for United States federal tax purposes, of the NorthStar REIT or its Affiliates (either presently or with the passage of time) or both.

f)
Manager acknowledges that Owner, the NorthStar REIT and/or their respective Affiliates may suffer immediate and irreparable harm in the event of any breach by Manager of any of its obligations contained in this Section 2.4. Accordingly, Owner, as its sole and exclusive remedy in the event of a breach of this Section 2.4 shall be entitled to terminate this Agreement in accordance with Section 4.1(g)(iii); provided, however, that (i) Manager shall be permitted to cure any such breach of this Section 2.4 (so long as Manager is pursuing such cure with reasonable diligence) unless Owner determines that the REIT status of NorthStar REIT is, or is at such time reasonably likely to be, impaired by such breach (and accordingly, Owner shall not be permitted to enforce its termination right unless Owner determines that the REIT status of NorthStar REIT is, or at such time is reasonably likely to be, impaired by such breach); and (ii) the restriction on Owner’s remedies set forth in this Section 2.4(f) shall not apply with respect to (A) a breach of Section 2.4(a) or (B) a breach of any other provision of this Section 2.4 which also constitutes a breach under any provision of Section 4.1(d) (other than clause (ii) thereof).

ARTICLE III
OPERATING TERM

3.1
Operating Term. Subject to the termination provisions as hereinafter provided (which shall also serve as the sole grounds for non-renewal by either party), the “Operating Term” of this Agreement shall commence on the Effective Date and terminate on the Seventh (7th) anniversary of the Effective Date. Thereafter, the Operating Term shall be extended automatically for subsequent periods of one (1) year each (“Renewal Term”).

ARTICLE IV
TERMINATION

4.1	Termination.

e)
By Either Party. Either party may terminate or elect not to renew this Agreement by written notice to the other upon the occurrence of any of the following events (and if this Agreement is terminated under this Section 4.1(a), Owner shall not be liable to pay to Manager any fee or penalty):

i)
Bankruptcy. The making by the other party of a general assignment for the benefit of creditors; the filing by the other party of a voluntary petition in bankruptcy or for relief of debtors; the seeking by such other party of appointment of a trustee or owner to take possession of substantially all of its assets or the Community; the failure of such other party to obtain within thirty (30) days the discharge, release or stay of any involuntary petition in bankruptcy or for the reorganization, appointment of such a trustee or owner or the attachment, execution or other judicial seizure of substantially all such party’s assets or the Community.

ii)
Condemnation or Destruction. The permanent taking by lawful condemnation of the Community or so substantial a portion of the Community as to render operation of the Community not economically viable or the determination by Owner not to rebuild following the destruction of a substantial portion of the Community.

f)	Termination by Owner Without Cause. Owner shall not be permitted to terminate this Agreement other than as expressly permitted under this Section 4.1.

g)	Termination by Manager Without Cause. Manager shall not be permitted to terminate this Agreement other than as expressly permitted under this Section 4.1.

h)	Manager Breach. The Owner may terminate this Agreement without the payment of any fee or penalty to Manager upon notice to Manager of the occurrence of any of the following:

i)
a monetary breach by Manager of Manager’s obligations under this Agreement, provided that Owner shall have notified Manager in writing of such breach and Manager shall not, within five (5) business days after receipt of such notice, have cured such breach;

ii)
a non-monetary breach by Manager of Manager’s obligations under this Agreement, provided Owner shall have notified Manager in writing of such breach setting forth the details of such breach, and Manager shall not, within thirty (30) days after the receipt of such notice, have cured such breach or if such breach cannot reasonably be cured within such time period, commence the cure of such breach and diligently prosecute the cure of such breach;

iii)
the commission of gross negligence, fraud or willful misconduct by Manager in the performance of its duties under this Agreement or the intentional or wanton breach or disregard of Manager’s duties and obligations under this Agreement;

iv)
the conviction of Manager, any Key Principal, any Community Employee or any of Manager’s other employees or officers of a crime (whether or not a felony) involving fraud, theft, misappropriation of funds or any crime of moral turpitude and such crime is committed against Owner (or Owner Parent, Watermark Parkview Owner, LLC, Watermark Aqua Owner, LLC, NorthStar Member or an Affiliate of NorthStar Member) or the Community (unless, in the case of the conviction of any Community Employee or other employee or officer (as applicable) who is not a Key Person, such Community Employee or other employee or officer shall have been immediately fired);

v)
except as set forth in clause (iv) above, the conviction of Manager, any Key Principal, or any Community Employee of any felony which constitutes a crime of moral turpitude (unless, in the case of the conviction of any Community Employee who is not a Key Person, such Community Employee shall have been immediately fired);

vi)
The occurrence of (A) the receipt by Manager or Owner of written notice of any pending or threatened action by a governmental authority (or other regulatory body) to cancel, revoke or suspend any license the cancellation, revocation or suspension of which would prevent the operation of the Community or any material part thereof (any such license, a “Material License”) so long as the underlying facts or circumstances that caused such notice to be delivered, or such action to be commenced or threatened, are not the direct result of any failure of Owner to comply with its obligations under this Agreement, and (B) the failure of Manager (1) to promptly commence to cure the underlying circumstances that resulted in receipt of such notice (including, without limitation, by diligently pursuing a challenge or appeal of any such cancellation, revocation or suspension of such Material License), (2) to thereafter continuously exercise reasonable diligence to complete such cure, or (3) to complete such cure on or prior to the deadline imposed by the applicable governmental authority, as the same may be extended with the consent of the applicable governmental authority or any appeal being pursued in accordance with clause (B)(1) above;

vii)
The occurrence of any cancellation, revocation or suspension of any Material License (any such cancellation, revocation or suspension, a “Material Licensure Event”) so long as the underlying facts or circumstances that caused such cancellation, revocation or suspension are not the direct result of any failure of Owner to comply with its obligations under this Agreement; provided, that the Material Licensure Event shall not constitute a Manager breach hereunder until it becomes final and non-appealable so long as (1) Manager has a legal right to appeal such Material Licensure Event, (2) Manager timely appeals the Material Licensure Event, (3) while Manager is contesting such Material Licensure Event, the Community must be continuously permitted to operate in substantially the manner in which it was operating prior to such event without any conditions or restrictions that have a material adverse impact on the Community (other than admissions bans, which are addressed below), and (4) Manager is diligently and continuously pursuing the reinstatement of the Material License;

viii)
The occurrence of any full or partial ban by a governmental authority (or other regulatory agency) on new admissions of any residents that, prior to such ban, were permitted at the Community so long as the underlying facts or circumstances that caused such ban are not the direct result of any failure of Owner to comply with its obligation under this Agreement; provided, that any such full or partial ban shall not constitute a Manager breach hereunder if Manager promptly commences to pursue, and thereafter diligently and continuously pursues, the full termination of such ban, and such ban is fully terminated by on or prior to the ninetieth (90th) day after such ban first commenced and no other full or partial ban of the nature referenced in this clause (vii) occurs after the date of such full termination and on or prior to such 90th day;

ix)	the occurrence of a Key Person Event other than as a result of the death or Disability of a Key Person.

i)	Owner Breach. The Manager may terminate this Agreement upon notice to Owner of the occurrence of the following:

i)
a monetary breach by Owner of Owner’s obligations under this Agreement, provided that Manager shall have notified Owner in writing of such breach and Owner shall not, within five (5) business days after receipt of such notice, cure such breach; or,

ii)
a non-monetary breach by Owner of Owner’s obligations under this Agreement, provided Manager shall have notified Owner in writing of such breach setting forth the details of such breach, and Owner shall not, within thirty (30) days after the receipt of such notice, cure such breach or if such breach cannot be cured within such time period, commence the cure of such breach and diligently prosecute the cure of such breach which shall be completed within ninety (90) days after receipt of such notice.

j)	Mutual Termination. Notwithstanding the foregoing, this Agreement may also be terminated at any time by the written agreement of Owner and Manager.

k)	Additional Owner Termination Rights. Owner may terminate this Agreement without the payment of any fee or penalty to Manager upon notice to Manager of the occurrence of any of the following:

i)	the direct or indirect sale or conveyance (voluntary or involuntary) of the Community or of the interest (direct or indirect) of the TFG Member (or any Affiliate thereof) in Owner or Lessor;

ii)	the occurrence of any other event that allows the NorthStar Member to terminate this Agreement pursuant to the Owner Parent Operating Agreement;

iii)	a Key Person Event resulting from the death or Disability of a Key Person;

iv)	Manager’s failure to be an Eligible Independent Contractor or to comply with the terms and provisions set forth in Section 2.4; or

v)
Manager’s failure to use its commercially reasonable best efforts to manage and operate the Community such that the Community qualifies as a “qualified health care property” as defined in Section 856(e)(6)(D)(i) of the Code.

l)
Additional Manager Termination Rights. Manager may terminate this Agreement upon notice to Owner of the occurrence of the removal of TFG Member as the Administrative Member of Owner Parent. Owner shall not have any obligation to make any payment of any fee or penalty to Manager upon any such termination pursuant to this Section 4.1(h)

m)	Notification of Breach. If Manager has knowledge of any breach of this Agreement by Manager, Manager shall promptly notify Owner of such breach.

4.2
Rights and Obligations Following Termination. In addition to the rights and remedies otherwise available to the parties at law or in equity (but subject to the limitations set forth in Section 4.1(b)), the following provisions shall apply following termination pursuant to this Article IV:

g)
Manager shall quit, vacate, surrender and deliver to Owner peacefully and promptly the Community and documents and records in its possession pertaining to the Community and the operation thereof, including but not limited to, all licenses, permits, books, records, accounts, contracts, keys and Working Capital or any funds legally or beneficially belonging to Owner other than funds due and owing to Manager pursuant to the terms of this Agreement for the period prior to termination; provided, however, that Manager shall not be required to deliver such documents and records deemed proprietary by Manager (such as manuals or other materials containing Manager’s trade secrets) or Manager’s separate books and records;

h)
Any funds or other amounts received by Manager with respect to the Community following the termination of this Agreement shall promptly be delivered to Owner, and Manager shall take all actions necessary to ensure that thereafter Owner directly receives all such amounts;

i)
Manager shall do all acts and execute and deliver all documents reasonably requested by Owner which involves no third-party out of pocket cost or expense to Manager (unless Owner agrees to pay any of the same) to insure or facilitate an orderly continuation of the business of the Community and to accomplish an orderly transfer of the operation and management of the Community to Owner or to any entity designated by Owner;

j)
The rights and liabilities of the parties having accrued prior to the termination shall continue (it being acknowledged and agreed that this shall include payment to Manager of all compensation owing to Manager, and payment by Manager of all amounts owing to Owner, hereunder through the date of such termination);

k)
Manager will turn over possession of the Community to Owner or its designee in a clean, safe and secure manner, and at Owner’s request and at the Owner’s expense, Manager shall arrange for an independent agency to conduct an inventory of FF&E, copies of which shall be made available to both Owner and Manager;

l)
As required under applicable law, Owner shall notify the appropriate licensing authorities of the termination of the Manager, and Manager shall surrender and assign to Owner, to the extent assignable, any and all licenses, permits and other authorizations required for the operation of the Community in accordance with the directions of the Owner and with applicable laws, regulations, or orders;

m)
Owner shall, not later than ninety (90) days following termination, cease using the name “Watermark” or any variation thereof and shall remove all signage using the name “Watermark” or any variation thereof from the Community at Manager’s expense;

n)
Owner shall, not later ninety (90) days following termination, cease using any forms and documents or other materials bearing the name “Watermark” or any variation thereof and destroy or turn over possession of such items; and

o)	This Section 4.2 shall survive the termination of this Agreement.
ARTICLE V
SERVICES OF MANAGER

5.1
Manager’s General Covenants. Manager shall manage and operate the Community, its businesses, services and sales and shall do so at all times in a manner appropriate for a high quality seniors housing community, consistent with all applicable legal and regulatory requirements and the approved Operating Plan then in effect. Manager upon its own initiative with reasonable frequency shall consult with and advise Owner and otherwise bring to Owner’s attention opportunities to (a) increase or stabilize Community revenues and control or minimize Community expenses and (b) maximize the quality of services to the residents of the Community. Manager shall promptly notify Owner of any material developments with respect to the Community. Without limiting the generality of the foregoing and in addition to the obligations of Manager set forth elsewhere herein, Manager shall perform the duties and provide the services described below.

5.2
Policies and Practices. Manager shall implement administrative, accounting, budgeting, marketing, personnel and operational policies and practices: (i) to facilitate effective and efficient discharge of its obligations hereunder; (ii) to create and enhance goodwill among existing and prospective residents and patrons; (iii) to establish and maintain for the

Community a favorable reputation as a high quality seniors housing Community; and (iv) to maintain the Community in compliance with applicable regulatory requirements.

5.3	Personnel.

a)
Community Employees. Subject to the terms of this Agreement (including, without limitation, the approved Operating Plan then in effect, Manager shall select, promote, terminate where appropriate, supervise, direct, train and assign the duties of all “on-site” personnel that Manager reasonably determines to be necessary or appropriate for the direct management and operation of the Community (collectively, “Community Employees”). All Community Employees shall be employed by the Manager or an affiliate of Manager. All persons employed in the management or operation of the Community (including all Community Employees) shall be employees of Manager or an affiliate of Manager and shall not be employees of Owner or the Community. All Community Employees duties in connection with their employment shall be exclusively dedicated to the Community and not to any other senior housing communities or properties managed by Manager without the consent of Owner; provided, however, that any Community Employee may be “loaned” to (or from) another seniors housing facility managed by Manager without Owner’s consent for a period not to exceed ten (10) days in any calendar year and in either such case, there will be no adjustment made to the books of either the lending or receiving community. The primary place of work of all Community Employees shall be the Community. Except to the extent expressly provided in Section 5.13, any costs and expenses of any employees of Manager who are not Community Employees working directly at the Community shall not be reimbursable hereunder. Manager shall exercise reasonable care to select qualified, competent and trustworthy employees. Owner may at any time consult or communicate with Manager regarding any of the Community Employees, but Owner shall not give orders to or otherwise interfere in the day-to-day activities of Community Employees. Owner may at any time converse with the Manager’s Executive Director or other employee in charge of the Community regarding any subject, and Manager shall instruct such personnel to disclose fully to Owner upon Owner’s request all information regarding the operation of the Community. The Manager shall not discriminate against any employee or applicant for employment because of race, color, religion, national origin, ancestry, age, sex or sexual orientation, and all employment advertising shall indicate that the Community is an equal opportunity employer.

b)
Compensation. Subject to compliance with the approved Operating Plan, Manager shall set the salaries and benefits of all Community Employees, including but not limited to all bonuses, moving costs and any severance payable to such Community

Employee upon such Community Employee’s termination. Manager shall not permit such compensation (and the cost of such benefits) to exceed by any substantial amount the compensation (and cost of such benefits) of employees with similar skills and responsibilities at comparable seniors housing communities in the general employment market unless otherwise agreed to by Owner. Upon written request of Owner, Manager shall provide to Owner for Owner’s review, a written schedule for the Community listing all existing or planned Community Employees. These schedules shall include such employee’s title or job description and salary (or anticipated salary range) and all additional compensation or perquisites such as lodging, meals, maintenance, moving expenses, bonus/incentive compensation and the like.

c)
Insurance. Except as provided in Section 11.1 hereof and subject to compliance with the approved Operating Plan then in effect, Manager shall procure and maintain, as Authorized Expenditure, insurance to cover all Community Employees as required by any applicable laws or any regulatory agency having jurisdiction with respect thereto.

5.4
Community Operations and Maintenance. Manager shall contract or otherwise arrange for the Community to be furnished with water, electricity, gas, telephone and other utilities, pest control services, trash removal, landscape maintenance, cleaning, equipment maintenance, security and such other services as are necessary for the efficient operation and proper maintenance of the Community. Manager shall (i) maintain the Community in good condition and repair generally and (ii) maintain, repair and replace when necessary the Operating Equipment and the FF&E, all out of funds made available for such purpose by Owner from the Operating Account in accordance with the approved Operating Plan. Manager will utilize its reasonable best efforts to keep the Community in a safe, neat, clean and sanitary condition at all times and will remove all garbage and trash from the grounds, sidewalks, adjoining driveways, parking areas and other public spaces within a reasonable time frame.

5.5
Advertising, Promotion and Sales. Subject to compliance with the approved Operating Plan then in effect, Manager will plan, prepare and contract for advertising and promotions for the Community designed to publicize the Community and attract residents in accordance with the standards set by other high quality seniors housing communities. To this end, Manager shall arrange and make contracts for such advertising and promotion, as it may deem advisable from time to time for the successful operation of the Community, and in all cases in accordance with the Operating Plan. In performance of its obligations under this Agreement Manager will comply with the provisions of all federal, state and local laws, including those prohibiting discrimination in housing. Manager may either (i) use graphic design services from its in house agency and charge such graphic design fees back to the Community with respect to any advertising, promoting or marketing materials budgeted for in the approved Operating Plan then in effect, and Manager will ensure that such charges, if any, will be at or below market rates for similar services and will be with respect to work done specifically for the Community (and not any other senior housing communities or properties managed by the Manager) or (ii) use outside graphic design services for such materials, and in such cases will charge these services back to the Community.

5.6
Emergencies. In the event that any circumstance shall occur that Manager reasonably and in good faith judges to be an Emergency, then Manager shall take such action and cause such things to be done as Manager reasonably and in good faith believes necessary (including the expenditure of funds in excess of those approved in the Operating Plan). Manager shall inform Owner of any and all Emergencies and expenditures with respect thereto as soon as practical

5.7
Contracting. Manager shall be authorized to negotiate and execute, on behalf of Owner and without Owner’s prior approval; (a) non-resident leases to the extent that such leases (i) are terminable without penalty on notice to the counterparty of ninety (90) days or less, (ii) require a use of the applicable space that is complimentary to a senior housing facility and (iii) provide for arms-length rent and are otherwise on market terms, (b) resident agreements which are in compliance with the approved Operating Plan and (c) contracts which are in compliance with the approved Operating Plan and terminable without penalty on notice to the counterparty of sixty (60) days or less. With respect to all contracts negotiated by Manager for the Community, Manager shall use its reasonable best efforts to secure for Owner all possible rebates, discounts and other benefits to be derived from each contract Manager negotiates with respect to the Community. Any rebate, discount or other benefit derived under any such contract shall accrue to the benefit of the Community (and not to the Manager or any other senior living community or property managed by Manager).

5.8
Loan and Contract Compliance. Manager shall use commercially reasonable efforts to cause the operation of the Community to comply with all terms, conditions and obligations contained in the Loan, any lease (including, without limitation, resident leases), and any other agreements of which Manager is made aware and provided a complete copy that are executed by Owner and relate to the Community, and Manager shall execute and deliver promptly any agreements and documents which Owner or Lender may reasonably request to provide for or verify operation of the Community in such manner. Owner agrees to provide Manager with copies of all documents evidencing any Loan (and for this purpose, Manager shall be deemed to have a copy of any such documents of which the TFG Member has a copy).

5.9
Licensure. Manager shall obtain and use its commercially reasonable best efforts to keep in full force and effect all permits, licenses and authorizations required for the conduct of the business of the Community. Permits, licenses and authorization shall be in Owner’s name to the extent allowed by the applicable licensing authorities. Owner shall cooperate fully with Manager in its efforts to make applications for such licenses and permits. Manager shall advise Owner of its obligation with respect to all rules, regulations and requirements related to state licensure of the Community and of the steps to be taken so that the Community is at all times in compliance and in good standing with the applicable licensing authorities. Manager is authorized to and shall take such action and expend such funds to the extent provided by Owner as are necessary to cause the Community to comply in all respects to state licensure requirements. Any such expenditure shall be considered an Authorized Expenditure. Manager shall (i) promptly notify Owner of any material compliance issues with respect to any permits, licenses and authorizations held by the Community or required for the conduct of the business of the Community (including, without limitation, receipt of any notices from governmental authorities or other applicable regulatory bodies relating to any such material compliance issues) and (ii) provide Owner with weekly status updates regarding any uncured compliance issues under Sections 4.1(d)(vi), (vii) or (viii) during the pendency of any related cure periods.

5.10
Compliance with Government Rules and Regulations. Manager shall conduct the business of the Community in compliance with all applicable laws and regulations in and ensure that no activity or condition occurs on or about the Community in violation of any such laws or regulations. In the event that Manager shall have reason to believe that any laws or regulations may be violated on or about the Community, the Manager shall promptly so notify Owner. Manager shall use reasonable efforts to comply with environmental laws, shall not negligently permit the discharge of hazardous or toxic substance and shall report any problem to Owner immediately. Upon notice and written approval of Owner, Manager will retain the appropriate consultants to determine and make recommendations to remedy the situation and the costs and expenses associated therewith shall be an Authorized Expenditure.

5.11	Credit and Pricing Policies; Billing and Collection Practices.

a)	Pricing Policies. Manager will propose in connection with the Operating Plan the rate and price schedules for all rooms, products and services provided at the Community.

b)
Billing and Collection Practices. Manager shall establish and administer systems for the timely issuance of bills, including claims for reimbursement from governmental and other third-party payors as applicable, for all rooms, products and services provided at the Community and for which Owner is entitled to be paid. Manager shall employ its best efforts to collect any and all rents, charges, reimbursement and accounts receivable owed to Owner with respect to the Community. Subject to the provisions of Section 5.12, Manager may employ, as an Authorized Expenditure to the extent set forth in the Operating Plan, collection agencies and legal counsel where appropriate to pursue such claims on behalf of Owner, in each case in accordance with applicable law. All accounting, billing and collection policies of the Community (including with respect to the write-off of any amounts owed) shall be subject to the prior written approval of the Owner.

c)	Fees and Rates. Manager may establish or modify the entry fees, monthly rates, and discounts/concessions to residents in accordance the Operating Plan.

d)
Admission and Discharge Policies. Manager shall establish or modify resident admission and discharge policies, and any other policies relating to the health, welfare and safety of residents in accordance with its usual policies and practices.

e)
Third Party Payors. Manager shall establish or modify policies and practices related to third-party payors including, without limitation, Medicare and Medicaid in accordance with its usual policies and practices.

f)	Licenses. Manager may terminate, amend or change any license necessary to operate any Property as a retirement community to the extent reasonably necessary to continue to operate the Community.

5.12
Litigation. Manager, as an Authorized Expenditure (subject to compliance with the approved Operating Plan then in effect), shall institute any necessary or desirable legal actions or proceedings to collect charges or other income of the Community or to evict or dispossess nonpaying or legally undesirable persons in possession, or exercise right to cancel or terminate or sue for damages under any agreement relating to the operation of the Community, other than this Agreement. No such action or proceeding shall be instituted without Owner’s prior approval, and Manager shall only use counsel approved by Owner and shall direct counsel to supply Owner with a copy of all pleadings relating to such litigation. With respect to all actions brought by Manager concerning the Community, Manager shall be permitted to charge all necessary and appropriate filing and legal fees and expenses as an Authorized Expenditure (subject to compliance with the approved Operating Plan then in effect).

5.13
Home Office Activities. Manager shall employ the resources of its home office and personnel to supervise and assist the operation of the Community. Manager shall cause appropriate officers and employees of Manager or an affiliate of Manager to visit and inspect (either personally or via video conference) the Community and the operation thereof with reasonable frequency. Neither the Community nor the Owner shall be obligated to reimburse Manager for the expenses or overhead associated with Manager’s home office or home office personnel assisting at the Community, the costs for which are included in the fees paid hereunder, except that Owner agrees to pay or reimburse Manager for the following costs and expenses to the extent that such costs and expenses are in compliance with the approved Operating Plan then in effect (collectively, “Home Office Reimbursables”): (i) Manager’s reasonable travel costs and related expenses as required and outlined in the approved Operating Plan then in effect and subject to the limitations set forth on Schedule B, and such additional reasonable travel and related expenses, if any, as may be approved in advance by Owner; (ii) costs incurred with respect to Manager’s home office employees, affiliates or contractors who, on an interim basis, assume the duties of a Community Employee and are exclusively dedicated to the Community (and not to any other senior housing communities or properties managed my Manager) for a period of ten (10) or more days in any given thirty (30) day period, where costs will be reimbursed at the budgeted expense of the appropriate Community Employee position (inclusive of, without limitation, the allocable cost of benefits); (iii) costs incurred by Manager for services outlined in Schedule B, which services will be charged at Manager’s then-current fee structure as outlined in Schedule B and (iv) the portion of any of Manager’s national contracts (to the extent such contracts relate to goods or services for, among other communities, the Community) which is allocable to the Community; provided that as part of the annual budget approval process, Manager shall provide Owner with a schedule of national contracts, vendor and services provided and allocation methodology used to bill the communities and such charges, to the extent approved for inclusion in the Operating Plan, will also be included in the Operating Plan.

5.14
Limitation Upon Obligations. In the event that performance of any of Manager’s obligations under this Agreement require expenditure of Owner’s funds or Owner’s assistance or cooperation hereunder shall be impeded by reason of unavailability of such funds or lack of Owner’s assistance or cooperation, then Manager’s performance of such obligations shall be excused to the extent so impeded and until such funds become available or until Owner’s assistance or cooperation is obtained. Manager’s obligations also shall be excused to the extent performance would be contrary to instructions of Owner.

5.15
Taxes and Assessments. Manager shall obtain bills for real estate and personal property taxes, improvement assessments and other like charges that are, or may become liens against the Community, recommend to Owner payment thereof or appeal therefrom and, unless specifically instructed by Owner to withhold any payment (or such amounts are impounded and paid by Lender), shall make payments with respect thereto, which shall be an Authorized Expenditure. Manager shall review and submit all real estate and personal property taxes and all assessments affecting the Community to Owner and shall file all personal property tax returns with respect to the Community.

5.16
Inventories and Supplies. Manager shall purchase such Consumable Supplies and other expendable items as are necessary to operate the Community and shall pay for such supplies out of the Operating Account in accordance with the Operating Plan. When taking bids or issuing purchase orders, Manager shall use commercially reasonable efforts to secure for and credit to Owner any discounts, commissions or rebates obtainable as a result of such purchase. Manager shall utilize a reasonable competitive bidding process with respect to any contracts or orders that are reasonably likely to result in the aggregate amount payable with respect thereto exceeding $15,000 in any one (1) year period.

5.17
Liens. Manager shall use its best efforts to prevent any liens from being filed against the Community which arise from any maintenance, changes, repairs, alterations, improvements, renewals or replacements in or to the Community and shall (i) to the extent required under any Loan, obtain or (ii) with respect to the provision of goods or services to the Community in excess of $25,000, upon written request from Owner, use commercially reasonable efforts to obtain, lien waivers from any person providing goods or services to the Community. The costs and expenses associated therewith shall be an Authorized Expenditure.

5.18
Related-Party Transactions. Manager shall not engage or enter into a contract with any entity that is an affiliate of Manager to provide services with respect to the Community unless (i) the nature of such affiliation is disclosed in writing to Owner in advance, (ii) Manager receives Owner’s prior written consent to each specific contract or agreement, and (iii) the compensation paid for the services shall be competitive with the compensation paid to nonaffiliated entities furnishing the same or similar services.

5.19
HIPAA Business Associate Obligations. The parties acknowledge and agree that, with respect to certain services furnished at the Community, Owner is subject to the requirements of the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (“HIPAA”), including the privacy regulations at 45 C.F.R. Parts 160 and 164, as amended (the “Federal Privacy Regulations”) and the security regulations at 45 C.F.R. Parts 160, 162 and 164, as amended (the “Federal Security Regulations”), and, as a result, Owner is obligated to obtain from Manager contractual assurances concerning the privacy and security of Protected Health Information (as that term is defined in the Federal Privacy Regulations) (“PHI”) used or disclosed in connection with the provision of services under this Agreement. In order that Owner can comply with the requirements of HIPAA and any applicable state privacy laws, Manager agrees to comply with the requirements set forth in Schedule A to this Agreement.

ARTICLE VI
OPERATING ACCOUNTS, PAYMENTS AND DISTRIBUTIONS

6.1
Bank Accounts. Manager shall open an Operating Account that may be drawn upon by authorized signatories of the Manager, subject to the limitations set forth in this Section. Owner shall deposit in the Operating Account monthly the amount specified in the Operating Plan. Owner and Manager shall deposit or cause to be deposited into the Operating Account all Gross Revenues received with respect to the operation of the Community. Manager shall be authorized to withdraw funds from the Operating Account during the term hereof on its signature alone for any purpose authorized hereunder; provided, that Manager shall not have any right to withdraw or deduct any funds from the Operating Account or any other account of Owner to pay any fees, compensation, costs or expenses of Manager other than the Management Fee and those amounts constituting Authorized Expenditures. So long as Manager’s President or such other individuals appointed by Manager and approved by Owner are reasonably available to sign the checks, then Manager’s President and such appointees shall be the Manager’s primary signatories on the Operating Account in addition to Owner’s representative, as requested. In addition to the monthly deposits, specific amounts budgeted in the Operating Plan shall be transferred to the Operating Account for payment of expenses.

6.2
Payments of Costs and Expenses; Authorized Expenditures. Manager shall be permitted to expend such funds from the Operating Account and shall be entitled to reimbursement for expenses or payments, only to the extent the same constitute Authorized Expenditures hereunder, and Owner agrees to reimburse Manager for the expenditure by Manager of any and all Authorized Expenditures. For purposes of this Agreement, Authorized Expenditures shall include but be limited to expenditures which: (i) are provided for in the approved Operating Plan then in effect or an amendment thereto or otherwise permitted to be expended in accordance with Section 7.2; (ii) are specifically approved in advance by Owner for such purpose in writing; (iii) are specifically authorized herein as an Authorized Expenditure pursuant to Section 5.9, 5.10 or 5.17; or (iv) are otherwise expressly authorized or permitted hereunder. Manager shall endeavor to pay Authorized Expenditures before any penalty or interest accrues thereon, while taking into account sound cash management. Manager will use sound internal control procedures in the handling of Owner’s assets.

6.3
Other Expenses. Except to the extent that such costs and expenses may be approved for payment by Owner in writing apart from this Agreement, the following costs and expenses shall be borne solely by Manager, shall be paid by Manager prior to delinquency and shall not be paid from the Operating Account or otherwise reimbursed by Owner hereunder: (a) costs of gross salary and wages, bonuses, payroll taxes, insurance, worker’s compensation and other benefits of employees of Manager (other than Community Employees), except for costs reimbursed in accordance with Section 5.13; (b) overhead expenses of Manager incurred in its home office or otherwise apart from the Community, unless approved in the Operating Plan; (c) any expenditures of Manager that do not constitute Authorized Expenditures; and (d) other items as provided for herein.

6.4
Working Capital. Owner shall provide the Community with the amount of “Working Capital” per annum as is set forth in the approved Operating Plan from time to time, which is the amount of funds that Owner and Manager have reasonably determined is reasonably necessary for the day-to-day operation of the Community, including, without limitation, amounts sufficient for the maintenance of petty cash funds, operating bank accounts, receivables, payrolls, prepaid expenses and funds required to maintain inventories, less accounts payable and accrued current liabilities. From time to time thereafter, subject to Manager’s withdrawal and use of Working Capital solely to pay Authorized Expenditures (including, to the extent permitted under Section 7.2, Authorized Expenditures which are not expressly contemplated in the Operating Plan), Owner shall deposit in the Operating Account, upon the reasonable request of Manager together with reasonably detailed supporting documentation, such additional funds as are necessary to maintain the necessary amount of Working Capital for the Community.

6.5
Manager Not Required to Advance Funds. In the event the balance in the Operating Account is any time insufficient to pay disbursements due and payable, including Resident Refunds, under this Agreement, and provided that such insufficiency is not the result of Manager’s use of funds from the Operating Account for purposes not permitted under this Agreement, Owner shall, promptly upon notice from Manager together with reasonably detailed supporting documentation, deposit into the Operating Account sufficient funds to cover the deficiency.

6.6
Resident Funds. Manager shall properly manage and account for any deposits, funds or fees paid by residents of the Community to Manager, including, but not limited to, security deposits, damage deposits, entry fees paid by residents for the use and occupancy of the Community, and funds held by Manager on behalf of residents of the Community for their current personal use or safekeeping. Manager shall comply with applicable laws, rules and regulations regarding the handling of all such security deposits, damage deposits and entry fees paid by residents.

ARTICLE VII
OPERATING PLAN

7.1	Operating Plan. The annual operating plan for the Community (the “Operating Plan”), for the remainder of the 2013 Fiscal Year and the 2014 Fiscal Year is attached hereto as Schedule

F, which has been approved by the Owner. For each subsequent Fiscal Year after the 2014 Fiscal Year, by November 1 of the immediately preceding Fiscal Year, Manager shall prepare and present to Owner an Operating Plan, in the form attached hereto as Schedule G, which shall include for the Fiscal Year to which it relates the following proposed budgets and programs:

d)	A proposed revenue and expense statement (the “Operating Budget”) on a monthly and yearly basis with reasonably detailed schedules for Gross Revenues and Operating Expenses;

e)	A proposed cash flow statement (“Cash Flow Budget”) showing in reasonable detail the projection of current assets and liabilities for such period;

f)
A proposed budget (“Capital Expenditures Budget”) with respect to the Community setting forth in reasonable detail Manager’s best estimate of capital expenditures to be made for major building improvements, renovation, repairs and expansion for such period as well as replacement of and additions to Furniture, Furnishings and Equipment and Operating Equipment for such period;

g)
A proposed marketing plan (“Marketing Plan”) to include, but not be limited to, a detailed program for advertising and promotion, a detailed program for sales strategies and a competitive property analysis for such period;

h)	A proposed schedule of salaries and benefits for Community Employees for such period as provided for in Section 5.3(b); and

i)	A financial analysis for any new programs to be established or any recommendations to close existing programs during such period.

7.2
Compliance with Operating Plan. Manager shall be permitted to incur or expend any Operating Expenses on behalf of the Company unless such incurrence or expenditure would: (i) cause the aggregate expenditures for the accounting category which includes the applicable line item(s) (on a year to date basis) to be exceeded by ten percent (10%) or more of the budgeted amount therefor or (ii) cause the aggregate operating expenditures or capital expenditures (as applicable) set forth in the Operating Plan to be exceeded by five percent (5%) or more of the budgeted amount therefor (and, accordingly, any operating or capital expenditure that is within (i.e., less than) the maximum permitted variances set forth in both clause (i) and clause (ii) shall be deemed to be Authorized Expenditures and “in compliance with the Operating Plan” or satisfy words of similar import); provided, that (A) Manager may, on behalf of the Company, incur Non-Discretionary Expenses without regard to any such limitations and the expenditure of such Non-Discretionary Expenses shall Authorized

Expenditures, (B) Manager shall be permitted to reasonably reallocate any realized cost savings with respect to any line item to any other line item within the Operating Plan so long as there are demonstrated actual savings in the line item from which amounts are being reallocated and such reallocation does not violate the terms of any Loan and (C) Manager shall give notice to Owner of the nature and amount of any such reallocation or Non-Discretionary Expenses promptly following the occurrence or incurrence thereof.

7.3
Approval by Owner. If any of the above elements of the proposed Operating Plan are disapproved by Owner, the Manager and Owner shall enter into discussions in an attempt to agree upon a mutually satisfactory Operating Plan. Owner shall make the final determination with respect to the Operating Plan. No proposed Operating Plan shall become approved unless approved in writing by Owner. For the purposes of this Agreement, email communications, the receipt of which is confirmed by the recipient by return email shall be deemed in writing.

ARTICLE VIII
ACCOUNTING

8.1
Books and Records. Manager shall establish and operate accounting and internal audit control systems reasonably acceptable to Owner and, in connection with the foregoing, complete proper, current and accurate records and books of account reflecting all transactions of the Community and of Manager with respect to the Community. Such books and records shall be prepared on an accrual basis in accordance with GAAP, consistently applied within each Accounting Period and from year to year, and consistent with applicable requirements of the Loan. Manager shall make such books and records available during normal business hours and at all other reasonable hours at the Community for inspection, copying and audit with or without notice by Owner or its agent. Any books and records relating to the Community maintained at Manager’s home office shall be made available, either at the Community, or electronically (at Manager’s election) upon ten (10) business days’ notice from Owner.

8.2
Financial and Operating Statements. Commencing in the Accounting Period following the Effective Date and continuing thereafter as to each Accounting Period of the Operating Term, Manager shall cause Community Employees to prepare and deliver to Owner (i) the financial statements required pursuant to Schedule J hereto, (ii) any financial reports required by governmental agencies in connection with any license at the Community and (iii) any financial reports required to be delivered to a Lender.

8.3	Other Reports. Upon request by Owner, Manager shall promptly prepare or cause to be prepared such other reports and information constituting matters of interest to Owner. Upon

Owner’s request from time to time, the Manager, Executive Director and Owner (or its agents) shall meet and discuss the operations of the Community.

8.4
Annual Audit. Owner may cause an audit of the books, records and operations of the Community to be made by an independent certified accounting firm, as and when required by the Loan documents. Manager shall cooperate fully with such auditors and shall make available to them promptly any and all requested information concerning the Community. The cost of any such independent audit, including a coordination fee as outlined in the Operating Plan paid to the Manager, shall be an administrative and general expense of the Community for the succeeding Fiscal Year, provided that such cost shall be an expense of the subject year in the event that such year is the last year of the Operating Term. In the event an audit determines weaknesses or a need for reasonable changes in the internal control system pertaining to the safeguarding of Owner’s assets, Manager will make all necessary changes. The independent certified accounting firm shall be selected by Owner.

8.5
Tax Statements. Owner shall cause the filing of all Owner and Community tax returns with the applicable government authorities within allowable time periods, including extensions. Manager shall cooperate fully and shall make available promptly any and all requested information concerning the Community.

8.6
Survival Following End of Operating Term. Owner’s and Manager’s obligations under this Article VIII shall continue as to an Accounting Period occurring within the term hereof notwithstanding that such performance may be due following the end of the Operating Term.

ARTICLE IX
CAPITAL IMPROVEMENTS

9.1
Supervision of Capital Improvements. If capital improvements to the Community are needed and funding is available, Manager agrees, if requested, to assist Manager personnel in the supervision of the construction of such improvements without additional compensation beyond the Management Fee for any such improvement (or group of related improvements) for which the aggregate expenditures are $100,000 or less in any Fiscal Year. For any improvements for which the aggregate expenditures are greater than $100,000 in any Fiscal Year, if there is no third-party project manager being paid a fee with respect to such capital improvements, Manager shall be paid for its services in supervising the construction of such improvements at rates outlined in Schedule B and the Capital Expenditures Budget. No capital improvements to the Community shall commence without Owner’s prior written approval.

9.2	Expenditures for Capital Improvements. Notwithstanding the foregoing, provided sufficient funds have been made available to Manager, Manager shall make such capital improvements and replacements or renewals of or additions to the Furniture, Furnishing and Equipment in accordance with the approved Operating Plan then in effect or as otherwise may be agreed to by Owner in writing. The funds needed for any expenditures with respect to capital improvements shall not be drawn from the Operating Account and shall be separately made available to Manager, unless otherwise agreed by Owner.
ARTICLE X
ASSIGNMENT

10.1
Assignment by Manager. This Agreement, or any rights and duties expressed herein, may not be assigned or transferred by Manager without the prior written consent of Owner, which consent may be granted or withheld in Owner’s sole discretion; provided, however, that (i) Manager may, as part of an assignment of all or substantially all of the communities managed by Manager, assign this Agreement directly or indirectly to an entity Controlled on a day to day basis by David Barnes and/or David Freshwater that qualifies as an Eligible Independent Contractor and (ii) Manager may, with the consent of Owner (not to be unreasonably withheld, conditioned or delayed), as part of an assignment of communities constituting a significant portion but less than all or substantially all of the communities managed by Manager, assign this Agreement directly or indirectly to an entity Controlled on a day to day basis by David Barnes and/or David Freshwater that qualifies as an Eligible Independent Contractor.

10.2	Assignment by Owner. This Agreement, or any rights and duties expressed herein, may be assigned or transferred by Owner at any time.
ARTICLE XI
INSURANCE

11.1
Unless Owner undertakes to provide such insurance, Manager shall, commencing on the Effective Date and during the term of this Agreement, procure and maintain, using funds in the Operating Account, with insurance companies reasonably acceptable to Owner, the insurance set forth on Schedule H or such greater coverage as is required under a Loan.

11.2	Operational Insurance. Manager shall, commencing on the Effective Date and during the term of this Agreement, procure and maintain, using funds in the Operating Account, the following insurance:

a)
Worker’s compensation and employer’s liability insurance as may be required under applicable laws covering all of the Community Employees with such deductible limits or self-insured retentions as determined by Owner;

b)
Crime/fidelity bonds with limits not less than $1,000,000 and deductibles to be determined by Manager, covering its Community Employees in job classifications normally bonded in the seniors housing industry or as otherwise required by law, and comprehensive crime insurance to the extent Manager determines it is necessary for the Community; and

c)
Such other insurance and/or additional coverage in amounts as Owner in its reasonable judgment deems advisable for its protection against claims, liabilities and losses arising out of or connected with Manager’s performance under this Agreement.

11.3
Cost and Expense. Insurance premiums and any costs or expenses with respect to the insurance described in this Article XI and Schedule H (including, without limitation, insurance for claims asserted by Community Employees against Manager for Manager’s employment practices or actions) shall be treated as Authorized Expenditures to the extent in accordance with Section 6.2. Premiums on policies for more than one (1) year shall be charged pro rata against Gross Revenues over the period of the policies. Any reserves, losses, costs, damages or expenses which are uninsured, or fall within deductible limits or self-insured retentions, shall be treated as a cost of insurance and shall be Authorized Expenditures. Upon termination of this Agreement, an escrow fund in an amount reasonably acceptable to Owner and Manager shall be established from Gross Revenues (or, if Gross Revenues are not sufficient, with funds provided by Owner) to cover the amount of any deductible limits or self-insured retentions which will eventually have to be paid by either Owner or Manager, as applicable, with respect to pending claims.

11.4	Policies and Endorsements.

a)
All policies of insurance provided under Section 11.1 shall name Manager and Owner and Lessor and their respective members and principals as insured, and shall name the parties set forth on Schedule I as additional insured parties. In addition, Lender shall be named as mortgagee, loss payee and an additional insured party, as applicable. The Owner shall deliver to Manager and Manager shall deliver to Owner certificates of insurance with respect to all policies so procured, including existing, additional and renewal policies and, in the case of insurance about to expire, shall deliver certificates of insurance with respect to the renewal policies not less than ten (10) days prior to the respective dates of expiration.

b)
All policies of insurance provided for under Article XI shall, to the extent obtainable, have attached thereto an endorsement that such policy shall not be canceled (except for non-payment of premium) or materially changed without at least thirty (30) days prior written notice to Owner and Manager (and such policy shall not be cancelled without at least ten (10) days prior written notice).

c)	Policies must be written on a per occurrence basis except for earthquake and professional liability coverage.

d)	Coverage must be issued by an insurance carrier with an A.M. Best general policyholder’s rating of “A” or better and a performance index rating of X or higher.

e)	All policies and renewals thereof, are to be written for not less than one year.

f)	All existing or new policies must be paid in full and cannot be financed unless approved in advance by Owner.

11.5
Tail Insurance. Manager shall procure and maintain, using funds deducted from Gross Revenues, with insurance companies reasonably acceptable to Owner, tail insurance with a policy term of at least two (2) years for any insurance policy maintained by the Manager or Owner on so-called “claims made” basis in the occurrence of the following events:

g)
Upon any change in liability insurance from a so-called “claims-made” basis to a so-called “occurrence” basis. A “prior acts endorsement” may be procured in lieu of the tail insurance referenced above.

h)	Upon termination of this Agreement or the date of closing of a sale or other disposition of the Community to any person or entity other than an affiliate of the Owner.
ARTICLE XII
GENERAL PROVISIONS

12.1
Inspection of Community. Owner and its agents, employees and designees may go anywhere in the Community for the purpose of i) inspecting the Community; ii) inspecting the performance by Manager of the terms and conditions hereof, or iii) showing the Community to prospective purchasers, lessees or mortgagees. Manager shall upon request facilitate access permitted under this Section 12.1.

12.2
Attorney’s Fees. Should either party commence any action against the other to enforce any obligations hereunder, the prevailing party shall be entitled to recover from the other its reasonable attorneys’ fees and costs.

12.3	Confidentiality. In connection with services furnished pursuant to this Agreement, Manager may receive access to certain financial, operating and other information regarding the

Community’s and Owner’s business, agreements, commitments, liabilities, personnel and property. Manager shall hold all such information in strict confidence.

12.4	Amendments. The terms, covenants, conditions and provisions of this Agreement may not be modified or revised, except in writing signed by both of the parties hereto.

12.5	Time. Time is of the essence hereof.

12.6
Notices. All notices provided for in this Agreement shall be in writing and emailed, faxed or mailed by registered or certified mail, postage prepaid or by express mail, to the following addresses until such time as written notice of change of address is given the other party.

OPERATOR:    Watermark Retirement Communities, Inc.
ATTN:    David Barnes
2020 West Rudasill Road
Tucson, AZ 85704
contracts@watermarkcommunities.com
and a copy to:
ATTN:    Cox, Castle & Nicholson LLP
Kevin Kinigstein, Esq.
2049 Century Park East, 28th Floor
Los Angeles, CA 90067
kkinigstein@coxcastle.com
OWNER:    Watermark Parkview, LLC
ATTN:    Doug Bath
c/o NorthStar Realty Healthcare
2 Bethesda Metro Center, Suite 1300
Bethesda, Maryland 20814
dbath@nrfc.com

and a copy to:
ATTN:    Ronald J. Lieberman
NorthStar Realty Finance
399 Park Avenue
New York, New York 10022
rlieberman@nrfc.com
and a copy to:    Fried, Frank, Harris, Shriver & Jacobson LLP
ATTN:    Harry R. Silvera, Esq.
One New York Plaza
New York, New York 10004
harry.silvera@friedfrank.com

12.7
Entire Agreement. This Agreement is the entire agreement between the parties with respect to the subject matter hereof and no modification or interpretation hereof shall be binding unless in writing and signed by both of the parties hereto.

12.8
Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, and such invalidity or unenforceability does not destroy the basis of the bargain between the parties, then the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

12.9	Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York.

12.10
Use. Manager shall manage and operate the Community solely as a seniors housing community under standards comparable to those prevailing in the seniors housing industry and for activities in connection therewith that are customary and usual to such an operation.

12.11
Waiver. The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

12.12
Failure to Perform. If Manager or Owner shall at any time fail to make any payments as specified or required hereunder or shall fail to perform any other act on its part to be made or performed hereunder, without limitation, then the other party, after ten (10) business days written notice to the defaulting party, may (but shall not be obligated to) pay any such delinquent amount or perform any other act on the defaulting party’s part to be made or performed as provided in this Agreement and may enter upon the Community premises for said purpose and take all such action thereon as may be necessary or desirable therefor. Any sums thus paid and all performance of any such acts, together with interest thereon at the fixed rate of eight percent (8%) per annum (the “Default Rate”) from the date that such payment is made or such costs and expenses incurred, shall constitute a liquidated amount to be paid by the defaulting party under this Agreement to the other on demand from the defaulting party’s funds.

12.13
Breach of Covenant. Subject to the terms, conditions and limitations set forth in this Agreement, Owner and Manager and/or their affiliates shall be entitled, in case of any breach of this Agreement by the other party or other claiming through it, to seek injunctive relief and any other right or remedy available at law or in equity. The rights of Owner and Manager pursuant to this Section 12.13 shall survive termination of this Agreement.

12.14	Headings. Headings or Articles and Sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular Articles or Sections to which they refer.

12.15
Force Majeure. In the event that either party should be prevented from performing any of its duties hereunder by operation of Force Majeure, or other cause beyond the party’s reasonable control, then while so prevented, the affected party’s duties to comply with such obligations shall be suspended. The term “Force Majeure” shall mean forces of nature, acts of God, strikes, lockouts, accidents to building or machinery, explosions or other causes not within the reasonable control of the affected party. For avoidance of doubt, the failure of Owner to provide Working Capital required under Section 6.4 shall be deemed an event of Force Majeure with respect to the performance of specific obligations by Manager that are affected by the level of Working Capital.

12.16
Execution. Each individual signing this Agreement warrants that such execution has been duly authorized by the party for which he/she is signing. The execution and performance of this Agreement by each party has been duly authorized by all necessary corporate action, and this Agreement constitutes the valid and enforceable obligation of each party in accordance with its terms. Electronic or faxed signatures shall be considered binding.

12.17	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement.
[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

OPERATOR:	WATERMARK RETIREMENT COMMUNITIES, INC. /s/ David Barnes By: David Barnes Its: Vice President

OWNER:	WATERMARK PARKVIEW, LLC

/s/ David Barnes By: David Barnes Its: Authorized Signatory